Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of August 20, 2018, to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 18, 2018, is by and between Hanmi Financial Corporation, a Delaware corporation (“Hanmi”), and SWNB Bancorp, Inc., a Texas corporation (“SWNB”).

WHEREAS, the parties have heretofore entered into the Merger Agreement, which provides for, among other things, SWNB will merge with and into Hanmi, with Hanmi as the surviving corporation, all upon the terms and conditions set forth therein;

WHEREAS, the parties desire to amend certain provisions of the Merger Agreement pursuant to Section 10.3 of the Merger Agreement;

WHEREAS, the Board of Directors of each of Hanmi and SWNB have each approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Merger Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hanmi and SWNB hereby agree as follows:

1.	Definitions. Terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

2.	Election and Proration Procedures. Section 3.2.1 of the Merger Agreement is hereby amended by replacing the reference to “0.80” in the sixth line thereof with “0.70.”

3.

References. Each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement, and all references in the Hanmi Disclosure Schedule or the SWNB Disclosure Schedule to “the Agreement,” shall mean and be a reference to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement, the Hanmi Disclosure Schedule and the SWNB Disclosure Schedule to “the date hereof” or “the date of this Agreement” shall refer to May 18, 2018.

4.

Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

5.

Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

6.

Governing Law. This Amendment, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first set forth above.

HANMI FINANCIAL CORPORATION

/s/ C. G. Kum
Name:	C. G. Kum
Title:	Chief Executive Officer

SWNB BANCORP, INC.

/s/ C.K. Lee
Name:	C.K. Lee
Title:	Chairman